Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FIRST QUARTER FISCAL 2022 RESULTS; REITERATES GUIDANCE FOR FISCAL YEAR 2022, DRIVEN BY STRONG SECOND HALF

•Net sales in the first quarter of fiscal 2022 totaled $292.7 million.
•Net income of $2.6 million, or $0.10 per diluted share.
•Adjusted non-GAAP net income of $1.5 million, or $0.06 per diluted share.

JASPER, Ind., November 3, 2021 (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the first quarter ended September 30, 2021.

	Three Months Ended
	September 30,
(Amounts in Thousands, except EPS)	2021	2020
Net Sales	$292,717	$331,749
Operating Income	$4,780	$17,807
Adjusted Operating Income (non-GAAP) (1)	$3,309	$18,016
Operating Income %	1.6%	5.4%
Adjusted Operating Income (non-GAAP) %	1.1%	5.4%
Net Income	$2,564	$16,811
Adjusted Net Income (non-GAAP) (1)	$1,514	$16,552
Diluted EPS	$0.10	$0.66
Adjusted Diluted EPS (non-GAAP) (1)	$0.06	$0.65
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “I am proud of our people, our company, and the results for Q1, considering the difficult operating environment caused by issues in the global supply chain. Component shortages, which are impacting companies worldwide, continue to make it challenging to keep pace with strong market demand. We were disappointed by the lack of improvement in the overall situation in the September ending quarter, when we were actually expecting some level of recovery. Conditions deteriorated in the period due to COVID related restrictions in Malaysia, and the worsening of the backlog in U.S. west coast ports.”

Mr. Charron continued, “While these supply chain challenges had a more significant impact on absorption than anticipated, we are committed to retaining our experienced and talented workforce around the world as we see these disruptions as a short-term issue. As supply constraints ease, we are well positioned to ramp production on our record backlog and support our strong funnel of new product introductions. We are reiterating our guidance for fiscal 2022, although the bifurcation between the first and second halves will be more pronounced.”

First Quarter Fiscal Year 2022 Overview

•Net sales decreased 12% compared to the first quarter of fiscal year 2021. Foreign currency had a favorable impact of 1% on net sales in the quarter compared to the same period a year ago.
•Cash flow used for operating activities of $8.2 million during the first quarter of fiscal 2022.
•Cash conversion days (“CCD”) for the quarter ended September 30, 2021 were 73 days, down from 76 days in the first quarter of fiscal year 2021. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.
•Investments in capital expenditures were $12.7 million during the quarter.
•Cash and cash equivalents were $89.3 million and borrowings outstanding on credit facilities were $72.6 million at September 30, 2021, including $40.0 million classified as long term.

Fiscal Year 2022 Guidance

As part of today’s announcement, the Company is reiterating its guidance for fiscal year 2022.

•Net sales in the range of $1.4 - $1.5 billion, an 8% to 16% increase year-over-year.
•Operating income in the range of 4.5% - 5.0% of net sales.
•Capital expenditures of $60 - $70 million in support of the expansions of the facilities in Thailand and Mexico.

Net Sales by Vertical Market for Q1 Fiscal 2022:

	Three Months Ended
	September 30,
(Amounts in Millions)	2021	*	2020	*	Percent Change
Automotive	$129.4	44%	$118.3	36%	9%
Medical	85.0	29%	127.1	38%	(33)%
Industrial	63.9	22%	70.0	21%	(9)%
Public Safety	11.1	4%	13.3	4%	(16)%
Other	3.3	1%	3.0	1%	7%
Total Net Sales	$292.7		$331.7		(12)%

*As a percent of Total Net Sales

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, and smart metering
–Public Safety includes thermal imaging, first responder electronics, and security

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2022 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2021.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. The Company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	November 4, 2021
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	877-248-9893 (International Calls - 873-415-0287)
Conference ID:	8062466
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the first quarter ended September 30, 2021 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	September 30, 2021		September 30, 2020
Net Sales	$292,717	100.0%	$331,749	100.0%
Cost of Sales	277,117	94.7%	301,166	90.8%
Gross Profit	15,600	5.3%	30,583	9.2%
Selling and Administrative Expenses	12,204	4.2%	13,117	3.9%
Other General Expense (Income)	(1,384)	(0.5)%	(341)	(0.1)%
Operating Income	4,780	1.6%	17,807	5.4%
Other Income (Expense), net	(1,249)	(0.4)%	2,135	0.6%
Income Before Taxes on Income	3,531	1.2%	19,942	6.0%
Provision for Income Taxes	967	0.3%	3,131	0.9%
Net Income	$2,564	0.9%	$16,811	5.1%

Earnings Per Share of Common Stock:
Basic	$0.10		$0.67
Diluted	$0.10		$0.66

Average Number of Shares Outstanding:
Basic	25,145		25,153
Diluted	25,301		25,270

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2021	2020
Net Cash Flow (used for) provided by Operating Activities	$(8,187)	$20,701
Net Cash Flow used for Investing Activities	(12,868)	(8,322)
Net Cash Flow provided by (used for) Financing Activities	4,965	(5,787)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,028)	1,793
Net (Decrease) Increase in Cash and Cash Equivalents	(17,118)	8,385
Cash and Cash Equivalents at Beginning of Period	106,442	64,990
Cash and Cash Equivalents at End of Period	$89,324	$73,375

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2021	June 30, 2021
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$89,324	$106,442
Receivables, net	176,881	203,382
Contract assets	46,080	45,863
Inventories	262,125	200,386
Prepaid expenses and other current assets	27,773	27,320
Property and Equipment, net	166,085	163,251
Goodwill	12,011	12,011
Other Intangible Assets, net	16,606	17,008
Other Assets	41,381	38,398
Total Assets	$838,266	$814,061

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$32,636	$26,214
Accounts payable	247,175	216,544
Accrued expenses	46,772	58,016
Long-term debt under credit facilities, less current portion	40,000	40,000
Long-term income taxes payable	7,812	8,854
Other	24,057	22,461
Share Owners’ Equity	439,814	441,972
Total Liabilities and Share Owners’ Equity	$838,266	$814,061

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended
	September 30,
	2021	2020
Operating Income, as reported	$4,780	$17,807
SERP	(87)	550
Legal Recovery	(1,384)	(341)
Adjusted Operating Income	$3,309	$18,016

Net Income, as reported	$2,564	$16,811
Legal Recovery, After-Tax	(1,050)	(259)
Adjusted Net Income	$1,514	$16,552

Diluted Earnings per Share, as reported	$0.10	$0.66
Legal Recovery	(0.04)	(0.01)
Adjusted Diluted Earnings per Share	$0.06	$0.65

	Twelve Months Ended
	September 30,
	2021	2020
Operating Income	$52,676	$38,688
Goodwill Impairment	—	7,925
SERP	1,436	1,420
Legal Recovery	(1,415)	(341)
Adjusted Operating Income (non-GAAP)	$52,697	$47,692
Tax Effect	11,017	9,940
After-tax Adjusted Operating Income	$41,680	$37,752
Average Invested Capital (1)	$414,121	$435,465
ROIC	10.1%	8.7%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.